Exhibit 99.1

ABVC BioPharma Announces Fiscal Year 2022 Financial and Operational Results

FREMONT, CA, March 31, 2023 -- ABVC BioPharma, Inc. (Nasdaq: ABVC), a biotechnology company specializing in botanically based solutions that seeks to deliver high efficacy and low toxicity to improve health outcomes, today announced its financial and operating results for the fiscal year ended December 31, 2022.

Full Year 2022 Financial Results

All comparisons are made on a year-over-year basis.

●	Revenues. We generated $969,783 and $355,797 in revenues for the years ended December 31, 2022 and 2021, respectively. The increase of $613,986, or approximately 173%, was primarily caused by the increase in contract services with Rgene.

●	Operating Expenses. Our operating expenses were $15,797,780 in the year ended December 31, 2022, as compared to $12,056,679 in the year ended December 31, 2021. Such increase in operating expenses was mainly attributable to the increase in stock-based compensation and selling, general and administrative expenses by $2,051,449 which relates to costs in conjunction with our public offering and our recent stock issuances, as well as increasing research and development expenses of $1,689,652 to continue to develop our pipeline.

●	Other Income (expense). The other expense was $400,184 in the year ended December 31, 2022 as compared to other income of $495,141 in the year ended December 31, 2021. The change was principally caused by the increase in interest expense, while being offset by the increase in interest income for the year ended December 31, 2022, and loss on investment in equity securities and decrease in government grant income for the year ended December 31, 2022.

●	Net Loss. The net loss was $16,312,374 for the year ended December 31, 2022 compared to $12,035,851 for the year ended December 31, 2021. The Company’s net loss increased by $4,276,523 or approximately 36% during the year ended December 31, 2021 from 2021.

●	Working (Deficit) Capital. Working deficit as of December 31, 2022 was $2,832,282, compared to working capital of $3,691,470 as of December 31, 2021, primarily as a result of a decrease in net cash from financing activities. The net cash provided by financing activities decreased by $5,981,625, due to the increase in proceeds from short-term loans, partially offset by the decrease in issuance of common stock through up-list, as well as decrease in payment of offering costs, repayment of convertible notes and notes payable, and proceeds from long-term loans during the year ended December 31, 2021.

●	Cash and Cash Equivalents. The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of December 31, 2022 and 2021, the Company’s cash and cash equivalents amounted $85,265and $5,828,548, respectively.

Fourth Quarter 2022 Highlights

ABV-1701 Vitargus®:

Vitargus is intended to be the first biodegradable vitreous substitute to facilitate retina reattachment surgery. The company expects to complete Phase II trials of Vitargus in Thailand, Australia and Taiwan by the end of 2023, the successful completion of which is expected to lead to distribution agreements in Asia soon thereafter.   ABVC expects the study to further demonstrate that Vitargus has properties that eliminate the need for post-surgery patient face-down positioning and can provide greater patient comfort and visual acuity during the surgical recovery period.

ABV-1505 ADHD:

The company’s ADHD medicine ABV-1505, is currently in Phase II, part 2, clinical trials at five prestigious medical centers in Taiwan. A Phase II, part 2 study will begin at the University of California, San Francisco (UCSF) Medical Center in the next few months. This study is expected to eventually enroll approximately 100 patients in Taiwan and the United States.

Following the May 2022 reports of the first subject treated in Taiwan, 42 subjects have been enrolled in the study from a total of 64 subjects screened. 36 of the enrolled participants have already completed the 8-week treatment in accordance with the study design.

ABV-1601 Cancer Patient Depression:

A Phase I study of ABV-1601 for treating depression in cancer patients is expected to begin in the first quarter of 2023 at the Cedars-Sinai Medical Center (CSMC, West Hollywood CA). The Phase I study is open label and will be conducted with 12 cancer patients with moderate to severe depressive symptoms. The main objective of the study is to evaluate the safety of PDC-1421, the primary active ingredient in ABV-1601 in cancer patients. The Phase II study is to determine the most effective dosages using a randomized, double-blind, non-inferiority protocol of PDC-1421 vs Wellbutrin XL. ABVC expects to initiate the Phase II study in the fourth quarter of 2023 and then compare the results to Wellbutrin XL, a commonly used medicine to treat cancer patients suffering with depression.

ABV-1504 Major Depressive Disorder:

ABVC’s MDD medicine, ABV-1504, has successfully completed Phase II at the Stanford University Medical Center and five major medical centers in Taiwan. Later this year, with the help of Dr. Maurizio Fava and Dr. Thomas Laughren, the company expects to conclude discussions with the US FDA on acceptable protocols for Phase III trials for MDD, allowing ABVC to seek potential distribution partners active in manufacturing and distributing Central Nervous System (CNS) medicines.

“We are delighted with our remarkable accomplishments and meaningful progress in 2022,” said Dr. Howard Doong, M.D., Ph.D., Chief Executive Officer of ABVC BioPharma. “I am pleased that ABV-1504 ADHD Phase II, part II study is making substantial progress at five Taiwan study sites and UCSF and expecting to be completed in 2023, that Phase I studies of ABV-1601 for treating depression in cancer patients is being initiated at CSMC in US, and with the progress of End-of-Phase II meeting preparation for ABV-1504 (MDD) with Dr. Maurizio Fava and Dr. Thomas Laughren of Clinical Trials Network and Institute, (CTNI). In addition, ABV-1701 Vitargus, a hydrogel we developed to make retina reattachment surgery more comfortable and successful for patients, has shown advantages over existing devices available to surgeons in Phase I clinical study completed in Australia in 2018, prompting us to start a Phase II trial in Australia and Thailand in 2022. The study has received the approvals from both Australian TGA and Thai FDA with patient enrollment planned in early Q2 of 2023. We remain excited about our ongoing research initiatives and look forward to expanding our product pipeline in the future.”

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

Clinical trials are in early stages, and there is no guarantee that any specific outcome will be achieved. This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

Contact

Leeds Chow, CFO

Email: leedschow@ambrivis.com

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$85,265	$5,828,548
Restricted cash and cash equivalents	1,306,463	736,667
Accounts receivable, net	98,325	280,692
Accounts receivable - related parties, net	757,343	145,399
Due from related parties	513,819	-
Inventories, net	-	25,975
Short-term investments	75,797	108,147
Prepaid expense and other current assets	150,235	528,354
Total Current Assets	2,987,247	7,653,782

Property and equipment, net	573,978	525,881
Operating lease right-of-use assets	1,161,141	1,471,899
Long-term investments	842,070	932,755
Deferred tax assets, net	117,110	981,912
Prepaid expenses – noncurrent	135,135	119,309
Security deposits	58,838	41,157
Prepayment for long-term investments	2,838,578	1,153,155
Due from related parties – noncurrent	1,141,378	818,183
Total Assets	$9,855,475	$13,698,033

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loans	$1,893,750	$1,640,000
Accrued expenses and other current liabilities	2,909,587	1,300,803
Advance from customers	10,985	10,985
Operating lease liability – current portion	369,314	347,100
Due to related parties	635,893	393,424
Total Current Liabilities	5,819,529	3,692,312

Tenant security deposit	7,980	10,580
Operating lease liability – noncurrent portion	791,827	1,124,799
Total Liabilities	6,619,336	4,827,691

COMMITMENTS AND CONTINGENCIES
Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 32,857,329 and 28,926,322 shares issued and outstanding as of December 31, 2022 and 2021, respectively	32,857	28,926
Additional paid-in capital	67,907,479	58,113,667
Stock subscription receivable	(1,354,440)	(2,257,400)
Accumulated deficit	(54,904,439)	(38,481,200)
Accumulated other comprehensive income	517,128	539,660
Treasury stock	(9,100,000)	(9,100,000)
Total Stockholders’ equity	3,098,585	8,843,653
Noncontrolling Interest	517,128	26,689
Total Equity	3,236,139	8,870,342

Total Liabilities and Equity	$9,855,475	$13,698,033

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2022	2021
Revenue	$969,783	$355,797

Cost of revenue	286,415	5,086

Gross profit	683,368	350,711

Operating expenses
Selling, general and administrative expenses	6,067,545	5,746,119
Research and development expenses	2,693,457	1,003,805
Stock based compensation	7,036,778	5,306,755
Total operating expenses	15,797,780	12,056,679

Loss from operations	(15,114,412)	(11,705,968)

Other income (expense)
Interest income	187,817	43,196
Interest expense	(293,968)	(227,210)
Operating sublease income	107,150	134,576
Operating sublease income - related parties	-	4,800
Impairment loss	(110,125)	-
Investment loss	(7,446)	-
Gain/Loss on foreign exchange changes	(259,463)	426,316
Gain/Loss on investment in equity securities	-	(269,844)
Other income (expense)	(24,149)	22,409
Government grant income	-	360,898
Total other income (expenses)	(400,184)	495,141

Loss before provision for income tax	(15,514,596)	(11,210,827)

Provision for income tax expense	797,778	825,024

Net loss	(16,312,374)	(12,035,851)

Net loss attributable to noncontrolling interests	110,865	802,962

Net loss attributed to ABVC and subsidiaries	(16,423,239)	(12,838,813)
Foreign currency translation adjustment	(22,532)	(25,200)
Comprehensive loss	$(16,445,771)	$(12,864,013)

Net loss per share:
Basic and diluted	$(0.52)	$(0.51)

Weighted average number of common shares outstanding:
Basic and diluted	31,664,660	25,053,522

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Cash flows from operating activities
Net loss	$(16,312,374)	$(12,035,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23,799	11,993
Stock based compensation	7,036,778	5,306,755
Loss on investment in equity securities	-	269,844
Inventory allowance for valuation losses	25,975	-
Provision for doubtful accounts, net of recovery	184,589	-
Government grant income	-	(360,898)
Other non-cash income and expenses	32,350	-
Impairment of prepaid expenses	110,125	-
Deferred tax	864,802	824,199
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(614,166)	(120,980)
Decrease (increase) in prepaid expenses and other current assets	238,092	(357,276)
Decrease (increase) in due from related parties	(837,014)	(595,037)
Decrease (increase) in inventories	-	(25,830)
Increase (decrease) in accounts payable	-	(23,044)
Increase (decrease) in accrued expenses and other current liabilities	1,608,784	(173,151)
Increase (decrease) in advanced from customers	-	(1,085)
Increase (decrease) in tenant security deposit received	(2,600)	-
Increase (decrease) in due to related parties	242,469	(317,358)
Net cash used in operating activities	(7,398,391)	(7,597,719)

Cash flows from investing activities
Purchase of investments	-	(107,547)
Purchase of equipment	(119,692)	(17,503)
Prepayment for equity investment	(1,601,992)	(680,916)
Net cash used in investing activities	(1,721,684)	(805,966)

Cash flows from financing activities
Issuance of common stock	3,663,925	11,119,452
Payment for offering costs	-	(850,429)
Repayment of convertible notes	-	(306,836)
Repayment of short-term loan	-	(100,000)
Repayment of notes payable	-	(107,400)
Proceeds from long-term loan	-	236,498
Proceeds from short term loan	350,000	-
Proceeds from short term borrowings from third parties	-	4,265
Net cash provided by financing activities	4,013,925	9,995,550

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(67,337)	(28,021)

Net increase in cash and cash equivalents and restricted cash	(5,173,487)	1,563,844

Cash and cash equivalents and restricted cash
Beginning	6,565,215	5,001,371
Ending	$1,391,728	$6,565,215

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$285,465	$333,873
Income taxes paid	$1,600	$-
Non-cash financing and investing activities
Common shares issued for debt conversion	$-	$2,693,548